Exhibit 99.1

For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Jason T. Young, Chief Executive Officer Phone:	303-421-4063
web page: www.arcwireless.net

NASDAQ Issues Compliance Letter to ARC Wireless Solutions, Inc.

WHEAT RIDGE, COLORADO – February 5, 2009- ARC Wireless Solutions, Inc. (the “Company”) (NASDAQ:ARCW) today announced that on February 2, 2009, it received a letter from the NASDAQ Stock Market (“NASDAQ”) indicating that the Company now complies with the independent director and audit committee requirements for continued listing on NASDAQ as set forth in the Rules and that the matter is now closed.  This determination was based on the information regarding the appointment of independent directors, Mr. Javier Baz and Mr. Amit Chatwani to the Company’s Board of Directors and Audit Committee, as detailed in Company’s Form 8-K dated January 23, 2009.

On December 16, 2008, NASDAQ had notified the Company that it did not have a majority of independent directors and a minimum of three independent audit committee members as required for continued listing on NASDAQ as set forth under NASDAQ Marketplace Rules 4350(c) and 4350(d)(2) (the “Rules”), respectively.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi® and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company’s Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company’s ability to successfully utilize its cash, that could cause actual results to differ materially from the Company’s expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.